Exhibit 5.1

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

May 28, 2020

TransMedics Group, Inc.

200 Minuteman Road

Andover, MA 01810

Re:	Registration Statement on Form S-3 (File No. 333- 238052)

Ladies and Gentlemen:

We have acted as counsel to TransMedics Group, Inc., a Massachusetts corporation (the “Company”), in connection with the issuance and sale of up to 5,000,000 shares of the common stock, no par value per share (the “Shares”), of the Company pursuant to the above-referenced registration statement (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Shares are being sold pursuant to an underwriting agreement, dated May 26, 2020 (the “Underwriting Agreement”), among the Company and J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, as representatives of the underwriters named therein.

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Massachusetts Business Corporation Act.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered pursuant to the Underwriting Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

TransMedics Group, Inc.	- 2 -

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP